Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

This Separation Agreement and Mutual Release of All Claims (“Agreement”) is entered into between John R. Grow (“Grow”) and Sharps Compliance Corp. (“Sharps”), for itself and its subsidiary, Sharps Compliance, Inc. (collectively “the Company”), to be effective as of April 27, 2009, and is made and done in consideration of the promises and agreements contained herein.

1.  Recitals

1.1.                  There now exist between Grow and Sharps two contracts, a Sharps Compliance Corp. Restricted Stock Award Agreement (“Stock Agreement”) of October 27, 2008, and an Employment Agreement (“Employment Agreement”) of the same date (collectively, the “Grow Agreements”).

1.2.                  The parties hereto agree that it is in their best interests to compromise and amend the Grow Agreements as provided for herein, to provide for the orderly resignation of Grow from his positions under the Employment Agreement, which resignations become effective with the execution of this Agreement, and to provide for certain benefits and releases, all as more particularly described and made herein.  The parties further agree that it is in their best interests, and is a quid pro quo of the agreement among the parties made hereby, that the terms, conditions, and facts of this Agreement, other than that required to be made public in Sharps’ filings with the Securities and Exchange Commission, be kept strictly confidential in accordance with the provisions hereof.

2. Agreements

2.1.                  Stock Agreement:  Subject to the remaining express paragraphs of this Agreement, the Board of Directors of Sharps have voted to amend the Stock Agreement, and the Stock Agreement is hereby amended to provide that Grow shall retain upon his resignation, as hereafter provided, 206,250 unregistered shares of Sharps stock awarded by the Stock Agreement, despite anything seemingly to the contrary stated therein (i.e., Grow forfeits 93,750 unregistered shares).  Grow acknowledges and agrees that 75,000 of the 206,250 unregistered shares shall be considered vested under the Stock Agreement on April 1, 2009, and cannot be sold or offered for sale under the Securities Act Rule 144 of the Securities and Exchange Commission prior to April 1, 2010.  The parties acknowledge and agree that the remaining 131,250 of the 206,250 unregistered shares provided for by this paragraph shall vested in Grow (notwithstanding anything to the contrary in the Stock Agreement) on April 1, 2009, and cannot be sold or offered for sale under the Securities Act Rule 144 and Exchange Commission prior to October 31, 2010. The terms and provisions of this Agreement shall supersede and control over any of the terms and provisions of the Stock Agreement to the contrary.

2.2.                  Payments and Benefits Other Than Group Health:  (a) Sharps shall pay Grow a lump-sum settlement payment of $67,743.21 within seven (7) business days after the tendering of Grow’s resignation as herein provided, subject to the provisions of paragraph 2.9. hereof and (b) Sharps shall pay Grow a severance amount equal to four (4) months’  salary at Grow’s current pay-rate and consistent with prior practices. This will be accomplished by the continuation of salary to Grow on a bi-weekly basis consistent with the current practice for a four (4) month period and with continued participation by Grow in the Company’s 401(k) and Flexible Spending Plan. All sums paid to Grow reflected in this section shall be subject to customary withholding and deductions as wages pursuant to Sharps’ customary payroll practices.

2.3.                  Resignation:  Contemporaneous with the execution by the parties of this Agreement, Grow shall tender to the Board of Directors of Sharps a letter evidencing his full, effective, and immediate resignation from all positions, including President and Chief Operating Officer, in which he was employed under the Employment Agreement.  Grow shall not be required to resign from the Board of Directors of Sharps.

2.4.                  Healthcare Benefits:  Grow will be eligible for the Continuation of Health Coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) beginning on May 1, 2009. Sharps agrees to reimburse Grow monthly an amount equal to the excess of the  COBRA-required premiums per month over Grow’s current group health insurance premium of $425.00 per month. Subsequent to the eighteen (18) month COBRA period, Sharps agrees to reimburse Grow monthly an amount equal to the excess of the premiums per month for a comparable individual health insurance policy (comparable deductible, limits, coverage, etc...)  over Grow’s group health insurance of $425.00 per month for an additional twenty-five (25) month period (i.e., a total of forty-three (43) months).  Grow agrees to use reasonable best efforts to minimize the cost of the individual insurance policy. The Company and Grow will mutually and reasonably agree to the individual health insurance carrier selected by Grow. Grow’s request for reimbursement must be supported by evidence of the actual health insurance premium paid by Grow. Any obligation for Sharps to make payments towards Grow’s health insurance premiums under this paragraph shall cease immediately in the event that Grow becomes eligible for health insurance under a subsequent employer’s health insurance plan.  Grow further agrees to provide written notice to Sharps within seven calendar days of  accepting employment during the forty-three month period following his resignation from employment at Sharps.

2.5.                  Apartment:  Grow shall vacate the corporate apartment in which he now resides by May 10, 2009.

2.6.                  Confidentiality:  The parties hereto, and their officers, agents, employees, representatives, and counsel, hereby agree to keep the fact, terms, and conditions of this Agreement (collectively the “Confidential Information”) strictly confidential and shall not disclose the Confidential Information to any person, firm, or other entity except as provided herein.  The parties hereto are authorized to make disclosure of the Confidential Information: (a) to the extent as is actually required by any local, state, or federal agency or regulatory authority; (b) to the extent as is actually required pursuant to any valid order of a court of competent jurisdiction respecting confidential materials; (c) to the extent as is actually required in any subsequent litigation seeking enforcement of or damages for breach of this Agreement; (d) to all other parties hereto; and, (e) only otherwise to the extent as is actually required to effectuate bona fide accounting, legal, or insurance purposes of the party making the disclosure.  Any party to this Agreement who is served with a court order, subpoena, or other similar process

(“Process”) that the party believes, in good faith, will likely compel disclosure of the Confidential Information shall provide Douglas R. Little, at 440 Louisiana Street, Suite 1525, Houston, Texas 77002 and Grow , with a copy of the Process as soon as practicable, but no later than ten days after service of the Process or within such shorter period as will allow a party that wishes to oppose the Process a reasonable opportunity to do so, and will cooperate with any party who wishes to oppose such Process.

  2.7.           General Releases:

2.7.1.                      Subject to the remaining express paragraphs of this Agreement, and any exceptions noted therein,  Sharps, in all capacities, and with the intention of binding itself and its parents, subsidiaries, affiliates, officers, directors, employees, agents, representatives, predecessors, successors, attorneys, insurers, and assigns, hereby expressly RELEASES and forever DISCHARGES Grow and his affiliates, agents, representatives, successors, heirs, attorneys, insurers, and assigns, from any and all liabilities, claims, demands, actions, and causes of action, of whatever nature or character, whether in contract or in tort or otherwise, arising under common law or state or federal statute, fixed or contingent, liquidated or unliquidated, primary or secondary, known, unknown, or knowable, suspected or unsuspected, which arise out of any facts or occurrences that exist or have happened prior to the effective date of this Agreement.

2.7.2.                      Claims Not Released.  This General Release shall be and remain in effect in all respects as a complete General Release as to the matters released, except that this General Release does not extend to the rights granted to Sharps under this Agreement.  The Parties agree that Sharps’ release of liability shall not include any claims arising out of criminal acts, illegal conduct, or fraud committed by Grow during his employment, which was unknown to Sharps.

2.7.3.                      Subject to the remaining express paragraphs of this Agreement, Grow, with the intention of binding himself and his affiliates, agents, representatives, successors, heirs, attorneys, insurers, and assigns, hereby expressly RELEASES and forever DISCHARGES the Company and their affiliates, agents, representatives, successors, attorneys, insurers, and assigns, from any and all liabilities, claims, demands, actions, and causes of action, of whatever nature or character, whether in contract or in tort or otherwise, arising under common law or state or federal statute, fixed or contingent, liquidated or unliquidated, primary or secondary, known, unknown, or knowable, suspected or unsuspected, which arise out of any facts or occurrences that exist or have happened prior to the effective date of this Agreement.

2.7.4.                      Claims Released.  By signing this General Release, I am providing a complete waiver of all rights and claims that may have arisen, whether known or unknown, up until the date this General Release is signed (the “Release Date”), except as expressly provided otherwise by law.  This General Release includes, but is not limited to, the following:

(a)           Any and all claims under the law of any jurisdiction relating to employment or the termination of employment, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; breach of contract, both express and implied; any plans or policies providing for severance payments upon the termination of employment with the exception of the severance provisions provided in this Agreement; and, any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(b)           Any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act of 1990), the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Texas Commission on Human Rights Act, and any other applicable state and local fair employment laws.

2.7.5.                      Claims Not Released.  This General Release shall be and remain in effect in all respects as a complete General Release as to the matters released, except that this General Release does not extend to any claims by Grow arising under this Agreement or to:

(a)           Any rights or claims for benefits Grow may have under any “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by Sharps in the course of Grow’s employment and any causes of action relating to such a benefit claim; and

(b)           Any claim for benefits under state workers’ compensation laws and state unemployment insurance laws.

2.8.                  Miscellaneous:

2.8.1.                      All parties hereto acknowledge and affirmatively represent that they are the owners of the claims released by them herein, that they have full power and authority to release the claims, and that they have not conveyed or agreed to convey the claims to third parties except as is expressly disclosed herein.

2.8.2.                      All parties hereto agree in good faith to execute any and all other documents, and take such further action, as are reasonably necessary to effectuate the purposes of this Agreement as expressed herein.

2.8.3. All agreements made herein, including to perform actions or execute documents, are expressly conditional upon all other agreements made herein, and the releases contained herein shall not be effective (as of the indicated effective date) in favor of the parties released until all actions required of the released parties, as described herein, have occurred or shall have been excused in writing by the releasing party.

2.8.4.                      This Agreement represents the entire agreement between the parties hereto with respect to any and all matters addressed herein and supersedes any prior or contemporaneous oral or written agreements or understandings.  The parties have utilized or declined to utilize attorneys of their choosing to counsel them concerning the nature and effect of this Agreement, and enter into it upon such advice from such counsel and others as they deem appropriate, of their own will and accord, in good faith.

2.8.5.                      Although initially drafted by counsel for one party or another hereto, this Agreement has been freely and fully negotiated by all parties.  Consequently, the terms of this Agreement shall not be construed either for or against any party hereto.

2.8.6.                      This Agreement may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which together shall constitute but one Agreement.  Fax and electronic signatures shall have the same validity as original signatures on all counterparts.

2.8.7.                      This Agreement is performable in Houston, Harris County, Texas, and shall be construed under and governed by the laws of the United States of America and the State of Texas, as each shall apply, without reference to the conflicts of laws principles of either body of law.

2.8.8.                      This Agreement shall not be assignable by Grow or Sharps except that it shall be assigned by Sharps without the consent of Grow to any successor to substantially all of the stock, assets or business of Sharps.

2.8.9.                       For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to Sharps shall be directed to the attention of the Secretary of Sharps, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

2.9.                  Acknowledgment of Waiver of Claims Under ADEA.  The provisions of this Paragraph 2.9. only apply if Grow is at least 40 years old, as of the date he executes this General Release.

             “If I am 40 years of age or older as of the date I execute this General Release, I acknowledge that by signing this General Release I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, and that I have done so knowingly and voluntarily.  This General Release does not apply to any rights or claims that may arise under ADEA after the Release Date.  I acknowledge that I am required to execute this General Release as a condition of receiving the benefits described in this Agreement.”

              “I further acknowledge that I have been advised by this writing:

(a)           To consult with an attorney prior to executing this General Release;
(b)           I understand that this General Release does not preclude me from instituting a judicial proceeding for the sole purpose of enforcing this General Release or from contesting the knowing and voluntary nature of this General Release under the ADEA;
(c)           I have seven (7) days following my execution of this General Release to revoke my acceptance of the General Release (the “Revocation Period”); and

(d)           This General Release shall not be effective until the Revocation Period has expired without revocation, and I acknowledge that I shall not receive the benefits provided by this Agreement until after expiration of the Revocation Period.”

“I acknowledge, agree to and accept all the terms of this General Release.”
EXECUTED by the parties whose names appear below on the dates shown next to their names, to be effective as of the date first stated above.

Date:   April 27, 2009
JOHN R. GROW
1356 Rainsong Cove South
Cordova, TN 38016

Date:  April 27, 2009                                                                            SHARPS COMPLIANCE CORP.

By__________________________
Name:______________________
Title:_______________________
9220 Kirby Drive, Suite 500
Houston, Texas 77054